Exhibit 99.1

I hope this note finds you and your loved ones safe and well.

These past weeks have been among the most tumultuous many of us have known. The isolation and worries are ever-present and real. CV-19’s impact is all around us, indiscriminately impacting people, families, companies and communities. It may not infect all of us physically, but there are few it hasn’t affected emotionally.

Impinj’s employees have shown amazing resiliency in the face of CV-19. Seattle saw the first significant CV-19 outbreak in the U.S. Our state and local authorities reacted quickly, partnering with businesses, including Impinj, to contain the outbreak. For 4 weeks now, more than 95% of our employees have been working from home. Those few who remain in the office are there to ship products used by dozens of hospitals and clinics, and hundreds of stores, to track billions of items manufactured, transported, sold and used worldwide. A few others work on new products to further improve supply-chain visibility. But mostly we work from home, finding new ways to connect and collaborate, while thinking first and foremost of the needs of our partners and end customers. And on the needs and well-being of our team, and of our greater community. Because in this CV-19 fight, we are all one team.

With amazing resourcefulness our operations team has, for the most part, met our delivery commitments. And because our end customers use our products worldwide, in applications from retail to logistics to healthcare and food, across supply chains, stores and for online sales, we understand the importance of continuing to meet those commitments. We do so while also striving to keep our employees safe.

To our suppliers, we thank you for all you are doing to support us. To our partners and end customers, we are there alongside you, will do all we can to support you, and will be on the other side of CV-19 with you. To our employees who have rallied to face today’s challenges, we are so very grateful. To those with young children who split your workday teaching school lessons, we honor you. And to those contributing to our fundraising, with the goal of providing, via your contribution and an Impinj match, $200,000 for local and global efforts to support those in need, your sacrifice speaks for itself. Raising nearly $750 per Impinj employee will make me feel so very proud.

We face the future with an amazing team, a huge opportunity and a strong balance sheet, the latter buoyed by a convertible-debt financing we closed in December 2019. That future, as evidenced by the pandemic’s tumultuous onset, remains uncertain, but today we chart it with a steady hand on the tiller.

While so much is uncertain right now, one certainty is this crisis will pass. Our communities will recover. When that happens, we want you, our suppliers, partners and end customers there with us, in no small part because of our actions in this time of need. We want to be proud of how we behaved, and we want you to see that pride, not out of hubris but because we did our part. That, even in the smallest of actions, we responded with care and empathy in the face of adversity. To make the world a better place.

Stay safe and be well.

Chris Diorio